Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-216748 and 333-242322 on Form S-3 and Registration Statement No. 333-216746 and No. 333-197283 on Form S-8 of Actinium Pharmaceuticals, Inc. of our report dated March 31, 2021 with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 31, 2021